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                                                                    Exhibit 99.1

Press Release

Evergreen Solar, Inc. (ticker: ESLR, exchange: NASDAQ) News Release - 2/3/2005 EVERGREEN SOLAR ANNOUNCES PRICING OF COMMON STOCK OFFERING

MARLBORO, Mass., Feb 03, 2005 /PRNewswire-FirstCall via COMTEX/ -- Evergreen Solar, Inc. (Nasdaq: ESLR), today announced that it has priced its public offering of 12,500,000 shares of common stock at $5.00 per share. The underwriters have an option to purchase up to an additional 1,875,000 shares of common stock to cover over-allotments, if any. All of the shares are being sold by Evergreen Solar. The offering is expected to close on February 9, 2005.

SG Cowen & Co., LLC is the lead manager for the offering, and First Albany Capital Inc. is the co-manager. When available, printed copies of the final prospectus supplement relating to the offering can be obtained by contacting SG Cowen & Co., LLC, Prospectus Department at 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 or through ADP by fax at 631-254-7268. The final prospectus supplement will also be filed with the Securities and Exchange Commission and be available on the Commission's website located at http://www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

About Evergreen Solar, Inc.


Evergreen Solar develops, manufactures and markets solar power products using the Company's proprietary low-cost manufacturing technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include complete power systems for electric utility customers choosing to generate their own environmentally benign power, as well as wireless power for remote homes, water pumping, lighting and rural electrification. Evergreen Solar(R) is a registered trademark of Evergreen Solar, Inc. The other company names mentioned are or may be trademarks of those companies, respectively.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Evergreen Solar's current expectations and beliefs, including its intent and ability to complete the proposed public offering described above. The forward-looking statements, however, are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. These risks and uncertainties are described in Evergreen Solar's filings with the Securities and Exchange Commission. Evergreen Solar does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

SOURCE Evergreen Solar, Inc.

Richard G. Chleboski, Chief Financial Officer of Evergreen Solar, Inc., +1-508-357-2221 x708, investors@evergreensolar.com; or Investors

Evergreen Solar , Inc.
259 Cedar Hill Street
Marlboro, MA 01752 USA
Phone: 508-357-2221 Fax: 508-357-2279
investors@evergreensolar.com

Copyright (C) 1999 Evergreen Solar
http://www.evergreensolar.com

EVERGREEN SOLAR AND EVERSUN ARE TRADEMARKS OF EVERGREEN SOLAR, INC